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--------                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION        -----------------------------
 FORM 3                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
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                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          OMB Number:       3235-0104
                                                                                                        Expires: September 30, 1998
                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or     hours per response .... 0.5
(Print or Type Responses)                Section 30(f) of the Investment Company Act of 1940           -----------------------------
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1. Name and Address of Reporting Person*         2. Date of Event Re-   4. Issuer Name AND Ticker or Trading Symbol
                                                    quiring Statement
Magness, Gary c/o Raymond L. Sutton, Jr., Esq.      (Month/Day/Year)       Liberty Media Corporation LMC.A, LMC.B
-------------------------------------------------                       ------------------------------------------------------------
    (Last)          (First)          (Middle)            8/10/01        5. Relationship of Reporting Person(s) 6. If Amendment, Date
                                                 -----------------------    to Issuer (Check all applicable)      of Original
                                                 3. IRS or Social Se-       Director        X  10% Owner         (Month/Day/Year)
                                                    curity Number of    ----               ----
Baker & Hostetler LLP, 303 E. 17th Ave., Suite 1100 Reporting Person        Officer (give      Other (specify  ---------------------
-------------------------------------------------   (Voluntary)              title below)       below)         7. Individual or
                    (Street)                                            ----               ----                   Joint/Group Filing
                                                                                                                  (Check Applicable
                                                                                                                   Line)
                                                                           ---------------------------            Form filed by One
                                                                                                                X Reporting Person
                                                                                                               ---
                                                                                                                  Form filed by
                                                                                                                  More than One
                                                                                                                  Reporting Person
  Denver               CO             80203-1264                                                               ---
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    (City)          (State)            (Zip)                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
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Series A Common Stock                                    635,060                        D
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Series A Common Stock                                  9,496,624                        I            By Magness Securities, LLC(2)
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Series A Common Stock                                  1,043,992                        I            By Magness FT Investment
                                                                                                     Company LLC(2)
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Series A Common Stock                                 26,332,912                        I                          (3)
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Series A Common Stock                                      8,052                        I            By daughter
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).                                 SEC 1473 (7-97)

               POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
               TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
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1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                             Amount                   (D) or
                                    Date     Expir-                          or                       Indirect
                                    Exer-    ation           Title           Number                   (I)
                                    cisable  Date                            of
                                                                             Shares                 (Instr. 5)
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Series B Common Stock                 (4)     (4)     Series A Common Stock  1,923,752     (4)           D
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Series B Common Stock                 (4)     (4)     Series A Common Stock 21,632,096     (4)           I      By Magness
                                                                                                                Securities LLC(2)
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Series B Common Stock                 (4)     (4)     Series A Common Stock 70,850,108     (4)           I            (3)
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Series B Common Stock                 (4)     (4)     Series A Common Stock      4,048     (4)           I      By daughter
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Explanation of Responses:

(1) Shares received by the Reporting Person from the Issuer pursuant to the split off of the Issuer with From AT&T Corp. on August 10, 2001.

(2) Pursuant to General Instruction 4(b)(iv) to Form 3, the Reporting Person is reporting ownership of all such shares held by Magness Securities, LLC and Magness FT Investment Company LLC. However, as a holder of a 50% membership interest in each of Magness Securities, LLC and Magness FT Investment Company, LLC, the Reporting Person is only entitled to a pecuniary interest in 50% of such shares.

(3)  As the co-personal representative of the Estate of Bob Magness.

(4) Each share of Series B Common Stock is convertible, at the holder's election, into one share of Series A Common Stock, at any time for no consideration other than the surrender of the share of the Series B Common Stock for each share of Series A Common Stock.


                                                                                /s/ Gary Magness                    8/20/01
                                                                       -------------------------------------  ----------------------
**Intentional misstatements or omissions of facts constitute Federal      **Signature of Reporting Person             Date
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                   Gary Magness

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      SEE Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not
required to respond unless the form displays a currently valid OMB Number.                                                  Page 2
                                                                                                                   SEC 1473 (7-97)
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